EXHIBIT 99.2

FNB FINANCIAL CORPORATION
P R O X Y	88 North Main Street Three Rivers, Michigan 49093	P R O X Y

Special Meeting of Shareholders September __, 2007

                    The undersigned shareholder appoints Michael J. Eley and Patrick J. Haas, or either of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote at the special meeting of shareholders of FNB Financial Corporation referred to above and any adjournment of that meeting, on all matters that come before the meeting.

                    The undersigned acknowledges receipt from FNB Financial Corporation, before execution of this proxy, of the Notice of the Special Meeting and a Prospectus and Proxy Statement.

1.          Approval of the Agreement and Plan of Merger, dated as of April 17, 2007, as amended July __, 2007, between Southern Michigan Bancorp, Inc. and FNB Financial Corporation.
[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(Instruction:  Please mark your vote with an "X" using ink only.)

Your Board of Directors recommends that you vote FOR approval of the Agreement and Plan of Merger

                    This proxy is solicited by the Board of Directors. If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for approval of the Agreement and Plan of Merger. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting or any adjournment of the meeting.
Dated: ____________, 2007	Please sign exactly as your name(s) appear(s) on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature

Signature if held jointly

YOUR VOTE IS IMPORTANT!
Please Mark, Sign, Date and Return Promptly in the Enclosed Envelope